Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES NEW CHINA INVESTMENT

TO GROW FOOD AND BEVERAGE MARKETS WITH INCREASED SPECIALTY

INGREDIENTS CAPABILITY

CRANBURY, NEW JERSEY (August 1, 2011) – Innophos Holdings, Inc. (NASDAQ: “IPHS”), the leading North American producer of specialty phosphate products for the food, beverage, pharmaceutical, oral care and industrial end markets, today announced the formation of a new China subsidiary, Innophos (Taicang) Food Ingredients Manufacturing Co., Ltd.

The subsidiary, which was organized as a “wholly foreign owned enterprise” (WFOE) on April 28, 2011, has already obtained the necessary business license to operate in China and is expected to begin servicing customers in the third quarter of 2011. Additionally, Innophos Taicang is moving ahead with construction plans for a modern food grade specialty phosphate facility in Taicang City, located approximately 40 kilometers from Shanghai. The new facility, which will manufacture specialty ingredients focusing on the developing food and beverage markets in China, is expected to be operational by the first half of 2012.

Randy Gress, Chief Executive Officer, commented, “We are pleased to announce our first major investment in China in line with our strategy to expand Innophos’ presence in high-growth emerging markets. Local manufacturing capability in China will allow us to work more closely with our food and beverage customers in that market to develop unique products that address the consumption trends driving their businesses.”

Denis LaPointe, whose career has spanned 35 years with Innophos and predecessor companies, including domestic and international assignments in many disciplines, has been appointed General Manager of Innophos Taicang.

Mr. LaPointe added, “I’m excited to develop our food and beverage business in China by expanding our relationships with existing customers that we previously served through imports and adding new customers based on our local sourcing and technical support capabilities.”

About Innophos Holdings, Inc.

Innophos is the leading North American producer of specialty phosphate products, offering performance-critical ingredients with applications in food, beverage, pharmaceutical, oral care and industrial end markets. Innophos produces complex phosphates to the highest standards of quality and consistency demanded by customers worldwide, develops new and innovative phosphate-based products to address specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please see www.innophos.com. ‘IPHS-G’

Contact Information:

Innophos Holdings, Inc.	Financial Dynamics

Investor Relations: (609) 366-1299	Alexandra Tramont/Matt Steinberg
investor.relations@innophos.com	212-850-5600